SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM 8-K

                                 Current Report


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 April 14, 2003


    JACKSON PRODUCTS, INC.
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             (Exact name of registrant as specified in its charter)
Delaware                                                           75-2470881
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(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

      801 Corporate Centre Drive, Suite 300, Saint Charles, Missouri 63304
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                    (Address of principal executive offices)

                                 (636) 300-2700
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              (Registrant's telephone number, including area code)
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                                 Not Applicable
          (Former name or former address, if changed since last report)


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                      INFORMATION TO BE INCLUDED IN REPORT



Item 1. Changes in Control of Registrant.

     Not Applicable.


Item 2. Acquisition or Disposition of Assets.

     Not Applicable.


Item 3. Bankruptcy or Receivership.

     Not Applicable.


Item 4. Changes in Registrant's Certifying Accountant.

     Not Applicable.


Item 5. Other Events.


     On April 1, 2002, Jackson Products, Inc. (the "Company") filed a notification on Form 12b-25 (the "Form 12b-25") of its inability to timely file its Form 10-K for the year ended December 31, 2002. The Form 12b-25 indicated, among other things, that the Company, together with certain of its stockholders, was in negotiations with the lenders under its bank credit facility (the "Credit Facility") seeking an amendment to the Credit Facility that would resolve the Company's non-compliance with financial covenants contained in the Credit Facility for at least the next twelve months.

     As a result of the Company's inability to reach further agreement with its Credit Facility lenders and the Company's continued non-compliance with the financial covenants contained in the Credit Facility, the Company was in default under the Credit Facility as of April 11, 2003 without the benefit of any forbearance agreement. Absent further agreement between the Company and the Credit Facility lenders, this default enables the Credit Facility lenders to accelerate the maturity of the Credit Facility and/or pursue other remedies available at law. The Credit Facility lenders have informed the Company that they do not intend to waive any defaults of the Company under the Credit Facility beyond the April 10, 2003 forbearance period. The Credit Facility lenders have further informed the Company that any further advance of funds to the Company will be at the Credit Facility lenders' sole and absolute discretion and have reserved all rights and remedies under the agreements governing the Credit Facility and applicable law. The Company is seeking a new forbearance agreement from the Credit Facility lenders, but the Company can provide no assurance as to whether it will be able to obtain such a forbearance agreement or what actions the Credit Facility lenders may take as a result of the Company's default under the Credit Facility.

     In addition, as a result of certain non-payment defaults under the Credit Facility, the Credit Facility lenders have blocked certain payments by the Company, including interest payments on the Company's 9 1/2% Senior Subordinated Notes due 2005. The Credit Facility lenders have exercised this right with respect to the April 15, 2003 scheduled interest payment on the Company's $115 million in aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2005. Following a 30-day grace period, the failure of the Company to make this interest payment will result in an event of default under the indenture governing these notes, which will enable the holders of the notes to accelerate the maturity of the notes.

     The Company has undertaken negotiations and expects to pursue further negotiations with holders of certain of its outstanding indebtedness respecting various comprehensive debt restructuring initiatives. Any significant debt restructuring will require the cooperation of the Company's Credit Facility lenders and other debt holders and the Company can provide no assurance that its negotiations with these lenders or debt holders will be successful. In the event that the Company's is unable to effect a timely comprehensive restructuring of its existing indebtedness or to effect a more limited restructuring which permits payment of the April 15, 2003 scheduled interest on the Company's 9 1/2% Senior Subordinated Notes due 2005 prior to expiration of the 30-day grace period described above (assuming the Company has the funds to make such payments and the Credit Facility lenders agree to permit such payment), the Company will have to seek protection under the federal bankruptcy laws. In the event the Company effects a more limited restructuring, absent an extension of the maturity of the Company's material debt obligations, the Company's current and projected cash flows from operations will not be sufficient to fund the Company's debt service requirements as currently required by the terms of the Company's existing indebtedness in 2004 and 2005. Accordingly, the Company expects to have to refinance a significant portion of it indebtedness in 2004. The Company can provide no assurance that it will be able to refinance its indebtedness or that any such financing will occur on commercially reasonable terms.

Item 6. Resignations of Registrant's Directors.

     Not Applicable.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     Not Applicable.


Item 8. Change in Fiscal Year.

     Not Applicable.


Item 9. Regulation FD Disclosure.

     Not Applicable.



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           JACKSON PRODUCTS, INC.



Date: April 14, 2003                      By:  /s/ William L. Babler
                                             ---------------------------
                                             Name:  William L. Babler
                                             Title: Chief Financial Officer



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